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                                                                    EXHIBIT 10.6

                                SALES ADDENDUM

This Sales Addendum (this "Addendum") is between Oracle Corporation ("Oracle"), with its principal place of business at 500 Oracle Parkway, Redwood City, California 94065, and Novistar, Inc. ("Novistar"), with its principal place of business at 1331 Lamar Street, Suite 1600, Houston, Texas 77010. This Addendum shall be governed by the terms of the Software License and Services Agreement between Novistar and Oracle (the "SLSA") dated February 18, 2000 and the terms set forth below. Except as otherwise specified in this Addendum, in the event of conflict between this Addendum and the SLSA, the provisions of this Addendum shall control. This Addendum is effective as of February 18, 2000 (the "Effective Date").

ARTICLE I - DEFINITIONS

1.1  CUSTOMER
     "Customer" means the customer to whom Oracle has granted a license for an Oracle Program, or to whom Novistar has granted a license for a Novistar Program or an Oracle Program, pursuant to the terms of this Addendum.

1.2  DISTRIBUTOR
    "Distributor" means, under the terms of this Addendum: (a) for Oracle, a third party that is appointed by Oracle or its Distributor to market and sublicense the Oracle Financial Programs, or (b) for Novistar, a third party that is appointed by Novistar or its Distributor to market and sublicense the Novistar Programs. The term "Distributor" shall include, but not be limited to, resellers, original equipment manufacturers, value-added relicensors, dealers, agents, and subdistributors.

1.3  INTELLECTUAL PROPERTY RIGHTS
     "Intellectual Property Rights" means patents, copyrights, trade secrets, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

1.4  NOVISTAR PROGRAMS
     "Novistar Programs" means (a) the computer programs owned or distributed by Novistar, formerly known as Oracle's Energy Upstream Applications listed on Exhibit A or any Novistar Program developed or existing in the future which includes substantially similar functionality, for use in connection with the Oracle Financial Programs; (b) the installation guides, user guides and manuals for use of such software ("Documentation"); and (c) Novistar's Updates. "Novistar Programs" means only the Object Materials for such programs (not Source Materials) unless otherwise expressly specified.

1.6  OBJECT MATERIALS
     "Object Materials" means materials, in machine-readable form, necessary to run the Oracle Financial Programs, the Novistar Programs or other products of Novistar including computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly, and all help, message, and overlay files.

1.7  ORACLE
     "Oracle" shall mean Oracle; any other corporation, partnership, firm, association or any other person in which Oracle, directly or indirectly, holds a fifty percent (50%) or more ownership interest; and any entity which is the exclusive distributor of Oracle Financial Programs within a country.

1.8  ORACLE DATABASE PROGRAMS
     "Oracle Database Programs" means the computer programs owned or distributed by Oracle which are listed in Exhibit E or any Oracle Programs developed or existing in the future which include substantially similar functionality, and that are available in production release and listed in Oracle's Global Price List for use on the applicable computer/operating system combinations; the installation guides, user guides and manuals for use of such software ("Documentation"); and Oracle's Updates. "Oracle Database Programs" means only the Object Materials for such Programs (not Source Materials) unless otherwise expressly specified.

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1.9  ORACLE FINANCIAL PROGRAMS
     "Oracle Financial Programs" means the computer programs owned or distributed by Oracle which are listed on Exhibit B or any Oracle Programs developed or existing in the future which include substantially similar functionality, and that are available in production release and listed in Oracle's Global Price List for use on the applicable computer/operating system combinations; the Documentation; and Oracle's Updates. "Oracle Financial Programs" means only the Object Materials for such Programs (not Source Materials) unless otherwise expressly specified.

1.10 SOURCE MATERIALS
     "Source Materials" means the source code from which Object Materials, as applicable, are compiled, including without limitation the following, as may be reasonably necessary to enable each party to fulfill its obligations under this Addendum: fully commented source code; internal system documentation; design documentation; data models; help materials; tutorial programs; and appropriate debug code. Each of the foregoing items shall include the applicable materials in electronic and hard-copy form, whether created by or for a party.

1.11 SUPPORTED LICENSE
     "Supported License" means a license for an Oracle Program or a Novistar Program for which the licensee has ordered Technical Support for the relevant time period.

1.12 TECHNICAL SUPPORT
     "Technical Support" means support, maintenance and enhancements for an Oracle Program or a Novistar Program provided under Oracle's or Novistar's policies, as applicable, in effect on the date Technical Support is ordered.

1.13 TERRITORY
     "Territory" means the world.

1.14 UPDATES
     "Updates" means a subsequent release of an Oracle Financial or Database Program or a Novistar Program, which is generally made available for Supported Licenses at no additional charge, other than media and handling charges. Updates shall not include any release, option or future product which Oracle or Novistar licenses separately and/or for which Oracle or Novistar charges.

ARTICLE II - MARKETING AND SALES TERMS

2.1  MARKETING AND SALES MODEL
     2.1.1 Marketing Plan. Within ninety (90) calendar days after the Effective Date, the parties shall cooperate in good faith to develop a written plan for cooperative marketing of the Oracle Financial Programs and the Novistar Programs ("Marketing Plan"). The parties shall split equally any costs of the Marketing Plan unless otherwise agreed to between the parties on a case-by-case basis. Except as mutually agreed and budgeted for in the Marketing Plan, neither party shall have any obligation to market the other's products or any product containing the other's products, and each party shall have full freedom and flexibility in the design and implementation of marketing its own products, and may discontinue marketing its own products at any time. Novistar will assign Tim McHugh as the Novistar Marketing Manager for the Marketing Plan, and Oracle will assign Lori Silva as the Oracle Marketing Manager for the Marketing Plan. A party may assign a new Marketing Manager upon notice to the other party.
     2.1.2 Sales Model. With respect to sales opportunities with Customers for Novistar Programs and Oracle Financial Programs, the parties will pursue such opportunities in good faith as follows:
            a. If a sale to a Customer involves only Oracle Financial Programs, then Oracle will be responsible for the entire sales cycle.
            b. If a sale involves only Novistar Programs, then Novistar will be responsible for the entire sales cycle.

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            c. If a sale involves both Oracle Programs and Novistar Programs in a traditional license environment (i.e. no Hosting Services or Outsourcing Services are involved), then Novistar and Oracle will jointly devise and agree upon a sales plan with Novistar providing pre-sales support for the Novistar Programs and Oracle providing pre-sales support for the Oracle Programs.
            d. If a sale involves both Oracle Programs and Novistar Programs in an offering including Hosting Services or Outsourcing Services, then Novistar will lead the entire sales cycle for the Programs with Novistar providing pre-sales support for the Novistar Programs and Oracle Programs. Oracle may, at its discretion, for key strategic accounts, provide pre-sales support for Oracle Programs where Novistar Programs and Oracle Programs are offered in a Hosting Services environment.
     2.1.3 Sales Coordination: Pipeline reviews (with applicable Sales Reports as described in Section 2.1.4 below), sales planning, and sales coordination will be addressed during a monthly sales meeting (or different frequency agreed upon by both parties) with the intention of (i) defining roles and responsibilities for each sale opportunity, (ii) for new sales opportunities, deciding on the appropriate "Sales Model" pursuant to Section 2.1.2 above given the particular sales opportunity, (iii) for existing sales opportunities, determining whether or not the current Sales Model is still the appropriate Sales Model, and (iv) resolving any sales issues. The agreed-upon information relating to the issues above shall be reflected in the Sales Pipeline reports described in
            Section 2.1.4 below. Novistar and Oracle will both assign a Sales Vice President or equivalent to act as the primary Sales Manager for sales issues, to attend such monthly meetings and to ensure execution of the applicable Sales Model. The Oracle Sales Manager will be responsible for assigning an appropriate Oracle person for sales opportunities outside of his or her direct supervision to be available to Novistar for executing the Sales Model and, if needed, for monthly sales meetings. Novistar will assign Tim McHugh as the Novistar Sales Manager and Oracle will assign Mark Tombridge as the Oracle Sales Manager. A party may assign a new Sales Manager upon notice to the other party.
     2.1.4 Sales Reports. Each month or quarter, as designated below (or as otherwise agreed to by the parties), Oracle or Novistar (as specified below) shall each provide a written report to the other specifying:
            a. Novistar Sales Pipeline.  Each month, Novistar shall provide to
               Oracle all pending or prospective Novistar Program sales in the 360 day pipeline including the names of the prospective Customers; the products; the anticipated dollar amounts of the sales; the agreed-upon Sales Model pursuant to Section 2.1.2 above; whether it is a traditional license sale or involved Hosting Services or Outsourcing Services; the anticipated sale closing date; probability of winning the sale; and description of any key sales issues.
            b. Oracle Financial Program Sales Pipeline:  Each month, Oracle shall provide to Novistar all pending or prospective Oracle Financial Program sales to companies engaged in the Upstream Oil & Gas Business (as defined below) in the 360 day pipeline including the names of the prospective Customers; the products; the anticipated dollar amounts of the sales; the agreed-upon Sales Model pursuant to Section 2.1.2 above; the anticipated sale closing date; probability of winning the sale; and description of any key sales issues.
            c. Existing Customer Status.  Each quarter, each party shall report to the other party the status of all existing Novistar Program licensee accounts in connection with Oracle Financial Programs for which the reporting party is the primary contact, including referenceability of the accounts and status of Novistar Program implementations.
            d. Deal Completion Report.  Each month, Novistar shall provide to
               Oracle a report of all orders for Novistar Program licenses signed during that month. Novistar will use commercially reasonable efforts to provide such report within five (5) days after the end of each month.

2.2  SALES MANAGEMENT AND ADMINISTRATIVE MANAGEMENT
     2.2.1 The Sales Managers shall annually schedule a meeting with both parties' appropriate senior-level manager ("Administrative Manager") to conduct a strategic review of operation issues, sales issues, and the relationship of the parties under this Addendum.

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     2.2.2. Novistar will assign Nicole Parsons as the Novistar Administrative
            Manager and Oracle will assign Lori Silva as the Oracle Administrative Manager. A party may assign a new Administrative Manager upon notice to the other party.

2.3  DISPUTE RESOLUTION
     In the event of a dispute between the parties concerning the subject matter of this Addendum, the matter shall be referred to the applicable functional relationship manager (e.g., sales operations, consulting operations, development, technical support) who shall meet for the purpose of endeavoring to resolve such dispute, or negotiate for an adjustment to such provision. If they cannot resolve the dispute to the parties' mutual satisfaction within 30 days after the dispute has been referred to them, then they shall refer the matter to each party's applicable executive sponsor. No formal proceedings for judicial resolution of such dispute, except for the seeking of equitable relief, may begin until the dispute resolution procedure has been elevated to the parties' executive sponsors, and the executive sponsor of the aggrieved party in good faith concludes, after a good faith attempt to resolve the dispute, that amicable resolution through continued negotiation does not appear likely.

2.4  CUSTOMER ADVISORY BOARD AND ALIGNMENT MEETINGS
     For the six months following the execution of this Agreement, Novistar will invite the Oracle Sales Manager (or his/her designee) to all Novistar Customer advisory board meetings. Novistar will make commercially reasonable efforts to ensure that all public statements made to the Novistar Customer advisory board regarding the Oracle Financial Programs and the Novistar Programs will be consistent with Oracle public statements.

ARTICLE III - DELIVERY

3.1  DELIVERY PLAN
     Novistar shall update Oracle on at least a quarterly basis on Novistar's delivery and development plans (e.g., the release schedule of the Novistar Programs, schedules for execution of the delivery plan, and content of each release). Such information shall be subject to the provisions of Section
     10.1 of this Addendum. The first of such plans shall be provided to Oracle on March 1, 2000.

3.2  DELIVERY RESPONSIBILITIES
     3.2.1 Delivery-Related Costs. Each party shall bear all costs incurred by it in the course of performing under this Addendum, except as otherwise expressly specified in this Addendum, or in another document signed by the parties.
     3.2.2 Novistar Responsibilities. Novistar shall use commercially reasonable efforts to:
            a. Be responsible for ongoing development of the Novistar Programs and integration of the Novistar Programs with the Oracle Financial Programs, including providing resources for such development and integration.
            b. Provide domain expertise for the Novistar Programs to Oracle at
               Novistar standard rates.
            c. Provide at standard rates a senior-level database administrator, systems administrator, to assist in the initial installation of Novistar Programs at Oracle, and, in the course of such installation, to allow a reasonable number of Oracle development and database administration personnel to view and ask questions with respect to such installation.
            d. Perform integration of the Novistar Programs to the Oracle
               Financial Programs. Novistar shall integrate Novistar Programs (and Updates or upgrades thereto) with any upgraded releases of the Oracle Financial Programs (and Updates thereto) so that the integrated version of Novistar Programs is available in production release as soon as commercially reasonable, but prior to the de-support by Oracle of the prior release of the designated Oracle Financial Programs.
            e. Novistar will support the latest release of any Oracle product embedded in a Novistar application within one (1) year of a given release becoming generally available by upgrading to the latest version of the Oracle RDBMS and tools.

3.3  UPGRADES AND RELEASE MANAGEMENT
     3.3.1  Novistar Responsibilities.

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            Novistar shall not release the Novistar Programs as Oracle products, or identify versions of Novistar Programs released by Novistar as Oracle products. However, for nine (9) months from the Effective
            Date of this Addendum, Novistar shall be entitled to use the phrase, "formerly known as Oracle Energy Upstream" in referring to the Novistar Programs which Novistar acquired from Oracle.
     3.3.2  Mutual Responsibilities.
            a. Oracle and Novistar shall establish a customer issue resolution process which shall include, at a minimum, ensuring that a senior level engineer and a senior level functional person from Novistar is available via pager during any period when Customers are going live with Novistar Programs that have integration with the Oracle Financial Programs.
            b. Each party shall provide upgrade paths from existing releases to each successive release (including all ports and translations) that is designated in the Delivery Plan.

ARTICLE IV - LICENSES GRANTED

4.1  LICENSE TO NOVISTAR
     Oracle shall license the Oracle Financial Programs to Novistar for the purposes of marketing support as specified in this Addendum. Oracle grants to Novistar a nontransferable license to reproduce, install, and use the Oracle Financial Programs and Oracle Database Programs, including Updates for the foregoing, for the purpose of enabling Novistar to perform its technical support and integration responsibilities under this Addendum.

4.2  DEVELOPMENT, DEMONSTRATION LICENSE TO NOVISTAR
     Oracle shall use commercially reasonable efforts to deliver to Novistar a complete copy of the "beta" copy of any Update or future release of an Oracle Financial Program, including a complete set of the Object Materials and Documentation for such Update, at or about the time Oracle generally makes the beta release generally available to customers for beta testing. Oracle grants to Novistar a worldwide, royalty-free, non-exclusive, nontransferable right and license to execute, copy, reproduce, display, perform or otherwise use and/or maintain the Object Materials for the purposes of integrating and testing the Novistar Programs with the Oracle Financial Programs.

4.3  LICENSING, SHIPPING
     4.3.1 Licensing. Each party shall license its respective programs to Customers pursuant to each party's respective license agreements.
     4.3.2 Shipment Right. Each party shall be responsible for shipping its own product, and all subsequent Upgrades, patches, etc. to Customers.

4.4  LICENSE OF INTELLECTUAL PROPERTY RIGHTS
     Each party grants to the other a nonexclusive, nontransferable and paid-up license to all Intellectual Property Rights necessary to use the software, documentation and other materials licensed by the granting party to the other under this Addendum for the limited purposes stated in this Addendum.

4.5  ARCHIVAL COPIES; NO REVERSE ENGINEERING
     Each party shall have the right to copy for archival or backup purposes the software licensed to it under this Article IV; no other copies shall be made without the licensing party's prior written consent, except as expressly authorized herein. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the software are subject to the terms of this Addendum. Neither party shall cause or permit the reverse engineering, disassembly or decompilation of any Object Materials licensed or sublicensed to it by the other party under this Addendum, except as specified in the Delivery Plan for the purpose of achieving integration and interoperability.


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4.6  OWNERSHIP
     4.6.1. Novistar shall retain all right, title and interest to the Intellectual Property Rights in the Novistar Programs. Oracle shall retain all right, title and interest to the Intellectual Property Rights in the Oracle Financial Programs. Except as provided in
            Section 4.6.2 below, ownership rights relating to modifications, enhancements, or any other derivative works of each party's Programs shall be as set forth in the Services Subcontract Agreement attached as Exhibit D.
     4.6.2 Integration Code. It is the intent of the parties that each of them either own, or have a perpetual right to use, modify and distribute in any manner and for any purpose, all materials (including without limitation program code, designs, and Documentation) developed for the specific purpose of integrating or interfacing such party's products with the other party's programs, which are incorporated into versions of such party's products that it makes generally available to its customers. If a party distributes the integration code, the other party shall not have an obligation to provide technical support for such integration code.

ARTICLE V - SALES FEES; HOSTING AND OUTSOURCING

5.1  SALES FEES
     5.1.1 Amount of Sales Support Fees Payable relating to licensing of Novistar Programs.
            a. For each license by Novistar, or its Distributor, of a Novistar Program (including any Novistar products which are renamed or repackaged from any Novistar Program), Novistar shall pay to Oracle a Sales Support Fee equal to one percent (1%) of the Net Customer License Fees (as defined below) payable to Novistar by Customers and by Distributors for such license.
            b. For each license which includes Hosting Services (as defined below) by Novistar, or its Distributor, of a Novistar product (including but not limited to Novistar Programs), Novistar shall pay to Oracle a Sales Support Fee equal to one percent (1%) of the Net Customer Hosting Services Fees (as defined below) payable to Novistar by Customers and by Distributors for the first (1st) year of such Hosting Services. Novistar shall not be required to pay to Oracle any Sales Support or other Fees after the first (1st) year of such Hosting Services.
     5.1.2 Acquisition and Use of Oracle Financial Programs Licenses in Connection with Hosting Services and Outsourcing Services.
            a. Purchase of Licenses by Novistar. If Novistar provides Hosting Services or Outsourcing Services for the Novistar Programs, Novistar may acquire from Oracle, and Oracle shall sell to Novistar, non-exclusive licenses for Oracle Financial Programs and Novistar shall have the right to provide Hosting Services or Outsourcing Services for such Oracle Financial Programs subject to the terms and conditions set forth herein. In order for Novistar to acquire and provide Hosting Services or Outsourcing Services for such Financial Programs:
                1. the Customer itself, or the actual subsidiary or division of the Customer to which Novistar will be providing the Hosting Services or Outsourcing Services must be a company primarily engaged in the Upstream Oil & Gas Industry (as hereinafter defined);

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                2. Novistar must be providing Hosting Services or Outsourcing
                   Services of Oracle Financial Programs simultaneously in conjunction with providing Hosting Services or Outsourcing Services for one or more of the Novistar Programs to the same Customer;
                3. For each license of an Oracle Financial Program acquired by
                   Novistar which will be used to provide Hosting Services or Outsourcing Services to a particular Customer, Novistar shall pay to Oracle the applicable list license fees for such Programs pursuant to Oracle's then current U.S. and/or Global Price List, less a discount of one percent (1%), and (ii) the applicable list technical support fees for such Programs pursuant to Oracle's Technical Support fees and policies in effect when such services are ordered. In addition, if Novistar is Hosting such Oracle Financial Programs and not providing Outsourcing Services to the Customer, Novistar shall pay to Oracle a Sales Support Fee equal to two percent (2%) of the Net Customer Hosting Service Fees (as hereinafter defined) for Oracle Financial Programs payable to Novistar by Customers and by Distributors for the first (1st) year of such Hosting Services.
                4. Such licenses shall be governed by the terms of the
                   applicable Oracle Order Form between Oracle and Novistar, provided that, such terms, shall include, without limitation, the following: (i) Novistar agrees to be responsible and to indemnify Oracle for all damages or losses resulting from the breach by a Customer of this Addendum, the applicable Order Form and the SLSA; (ii) Customer personnel and devices accessing the Oracle Financial Programs Hosted or Outsourced by Novistar shall be counted for purposes of licensing limitations applying to the Oracle Financial Programs as provided in the applicable Order Form; (iii) any licenses of the Oracle Financial Programs being used to provide Hosting Services or Outsourcing Services to a Customer may be used to provide such Hosting Services or Outsourcing Services for only such Customer, and may not be used for any other Customer;
                5. In the applicable Order Form, Novistar shall provide to
                   Oracle the name of the Customer and the number of licenses of each of the Programs being (i)accessed by such Customer for Hosting Services or (ii) to be used by Novistar and/or the Customer in performing Outsourcing Services;
                6. The Oracle Financial Program licenses acquired by Novistar for the provision of Hosting Services or Outsourcing Services for a Customer shall remain in effect until such time as the Hosting Services or Outsourcing Services for the particular Customer are terminated or otherwise cease, at which time such licenses shall, unless transferred to the Customer, terminate, and Novistar shall have no further right to use such licenses for any purpose whatsoever; and
                7. Novistar shall promptly notify Oracle of the termination of
                   Hosting Services or Outsourcing Services provided to a customer, the number of licenses which are to be transferred or terminated as a result of such termination of Hosting Services or Outsourcing Services and the Order Form pursuant to which such licenses were acquired by Novistar.
                   Oracle shall have the right, where Customer desires Hosting Services or Outsourcing Services for the Oracle Financial Programs simultaneously in conjunction with Hosting Services or Outsourcing Services for the Novistar Programs, to provide pre-sales support for the Oracle Financial Programs. In addition to the rights granted above, Oracle may consent in writing to, on a deal by deal basis and in Oracle's sole discretion, allowing Novistar to license in Novistar's name the Oracle Financial Programs and to use such Oracle Financial Program licenses to provide Hosting Services or Outsourcing Services for a particular Customer. The terms of such licensing shall be subject to such fees and Order Forms as Oracle and Novistar shall agree.
            b. Use of Licenses of Oracle Financial Programs Owned or Acquired by Customer. If Novistar provides Hosting Services or Outsourcing Services for the Novistar Programs

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                to a Customer who owns licenses for the Oracle Financial
                Programs or who is acquiring licenses for such Oracle Financial Programs in connection with Hosting Services or Outsourcing Services to be provided by Novistar, then Novistar may provide Hosting Services or Outsourcing Services for the Oracle Financial Programs owned or acquired by the Customer, subject to the terms and conditions set forth herein. In order for Novistar to provide Hosting Services or Outsourcing Services for such Financial Programs:
                1. the Customer itself, or the actual subsidiary or division of the Customer which will be using the Programs, must be a company primarily engaged in the Upstream Oil & Gas Industry;
                2. Novistar must be providing Hosting Services or Outsourcing
                   Services of Oracle Financial Programs simultaneously in conjunction with providing Hosting Services or Outsourcing Services for one or more of the Novistar Programs to the same Customer;
                3. For each instance where Novistar provides Hosting Services for the Oracle Financial Programs to a particular Customer where Novistar is not providing Outsourcing Services to the Customer, Novistar shall pay to Oracle a Sales Support Fee equal to two percent (2%) of the Net Customer Hosting Service Fees for Oracle Financial Programs payable to Novistar by Customers and by Distributors for the first (1st) year of such Hosting Services; and
                4. Such licenses shall be governed by the terms of the
                   applicable Order Form between Oracle and the Customer, provided that: (i) Customer personnel and devices accessing the Oracle Financial Programs Hosted by Novistar shall be counted for purposes of licensing limitations applying to the Oracle Financial Programs as provided in the applicable Order Form between Oracle and the Customer; (ii) unless prohibited in the Order Form or any other agreements between Oracle and the Customer, Novistar shall have the right to use such Customer's licenses of the Oracle Financial Programs for the purpose of providing Hosting Services or Outsourcing Services to such Customer pursuant to the terms and conditions in this Addendum and the particular Order Form between Oracle and the Customer; and (iii) when Hosting Services or Outsourcing Services for a Customer are terminated or otherwise cease, all of Novistar's rights to use licenses to Oracle Financial Programs owned by the Customer for the purposes of providing Hosting Services or Outsourcing Services shall be terminated; and
                5. Novistar shall provide Oracle with a list of the Designated
                   Systems on which Novistar will be installing such Programs. The Oracle Financial Program licenses licensed by the Customer shall not be terminated as a result of the termination of Hosting Services or Outsourcing Services provided by Novistar to such Customer. Such Program licenses shall remain in the name of such Customer after termination of such Hosting Services or Outsourcing Services. In addition to the rights granted above, Oracle may consent in writing to, on a deal by deal basis and in Oracle's sole discretion, allowing Novistar to provide Hosting Services or Outsourcing Services for the Oracle Financial Programs for a particular Customer who either (i) already owns licenses to such Oracle Financial Programs, or (ii) is currently purchasing licenses for such Oracle Financial Programs from Oracle or a Distributor.
            c. Fees Payable to Novistar. If Oracle licenses Oracle Financial Programs to a Customer in conjunction with Novistar's new licensing of Novistar Programs to such Customer, Oracle shall pay to Novistar a Sales Support Fee equal to one percent (1%) of the Net Customer License Fees payable to Oracle by such Customer for each license of the Oracle Financial Programs.
            d. Other Fees Payable to Novistar. If Oracle licenses other Oracle Programs (including Oracle Financial Programs) to a Customer in the Upstream Oil and Gas Industry in conjunction with Novistar's new licensing of Novistar Programs to such Customer, and such Customer has been identified by Novistar to Oracle, and is registered pursuant to the Registration Process (as described below), Oracle shall pay to Novistar a Sales Support Fee equal to one percent (1%) of the Net Customer License Fees payable to Oracle by such Customer for each licnese of such Oracle Programs.

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     5.1.3  Database Programs, Licenses and Fees.
            a. Database Programs Acquired by Novistar. If Novistar provides Hosting Services or Outsourcing Services for the Oracle Financial Programs (pursuant to the terms of this Addendum) or Novistar Programs, Novistar may acquire, in Novistar's name, and Oracle shall sell to Novistar, the appropriate licenses of Oracle Database Programs as needed for Hosting Services or Outsourcing Services and Novistar shall have the right to use such Oracle Database Programs in conjunction with providing such Hosting Services or Outsourcing Services. For each license of an Oracle Database Program to be used in conjunction with Novistar providing Hosting Services or Outsourcing Services as described herein, Novistar shall pay to Oracle (i) the applicable list license fees for such Database Programs pursuant to Oracle's then current U.S. and/or Global Price List, less the Applicable Discount, and (ii) the applicable list technical support fees for such Programs pursuant to Oracle's Technical Support fees and policies in effect when such services are ordered. The "Applicable Discount" means 30% for licenses acquired prior to the second anniversary of this Addendum, and thereafter the discount agreed from time to time by Oracle and Novistar. Such licenses shall be governed by the terms of the applicable Order Form between Oracle and Novistar, provided that, such terms, shall include, without limitation, the following:
                1. Novistar agrees to be responsible and to indemnify Oracle for all damages or losses resulting from the breach by a Customer of this Addendum, the applicable Order Form, and the SLSA.
                2. Customer personnel and devices accessing the Oracle Database
                   Programs shall be counted for purposes of licensing limitations applying to the Oracle Database Programs as provided in the applicable Order Form.
                3. Any licenses of the Oracle Database being used to provide
                   Outsourcing Services to a particular Customer may be used to provide Outsourcing Services for only such Customer, and may not be used for any other Customer.
                4. In the applicable Order Form, Novistar shall provide to
                   Oracle the name of the Customer and the number of licenses of each of the Programs to be used by Novistar and/or the Customer in performing Outsourcing Services.
                5. When Hosting Services or Outsourcing Services for a Customer
                   are terminated or otherwise cease, Novistar may (but shall not be obligated to) transfer the Oracle Database Program licenses to such Customer by paying to Oracle a fee equal to 20% of the then current list license fees for the licenses being transferred.
            b. Use of Database Programs Owned by Customers. If Novistar provides Hosting Services or Outsourcing Services for the Oracle Financial Programs (pursuant to the terms of this Addendum) or Novistar Programs to a Customer who owns licenses for the Oracle Database Programs or who is acquiring licenses for the Oracle Database Programs in connection with Hosting Services or Outsourcing Services to be provided by Novistar, Novistar may provide Hosting Services or Outsourcing Services for the Database Programs in connection with its Hosting Services or Outsourcing Services, provided that such use of the Oracle Database Programs shall be limited to use solely with the Novistar Programs and/or Oracle Financial Programs. Such licenses shall be governed by the terms of the applicable Order Form between Oracle and the Customer, provided that:
                1. Novistar and/or Customer personnel and devices accessing the
                   Oracle Database Programs Hosted or used in Outsourcing Services shall be counted for purposes of licensing limitation applying the Oracle Database Programs as provided in the applicable Order Form between Oracle and the Customer;
                2. Novistar shall provide to Oracle the name of the Customer and the number of licenses of each of the Programs being
                   (i) accessed by such Customer for Hosting Services or (ii) to be used by Novistar and/or the Customer in performing Outsourcing Services; and
                3. Unless prohibited by the Order Form or any other agreements between Oracle and the Customer, Novistar shall have the right to use such Oracle Database Programs for the purpose of providing Hosting Services or Outsourcing Services so long as it does so in accordance with the terms of this Addendum and the particular Order Form between Oracle and the Customer.

                                                                         Page: 9
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     5.1.4  Definitions.
            a. Definition of Net Customer License Fees. For purposes of 5.1.1.a, "Net Customer License Fees" means license fees payable to Novistar by Customers and by Distributors for licenses of the Novistar Programs, net of sales, use or other taxes paid. For purposes of Sections 5.1.2.d. and 5.1.3.a. "Net Customer License Fees" means license fees payable to Oracle by Customers and by Distributors for licenses of the Oracle Programs, net of sales, use or other taxes paid.
            b. Definition of Hosting Services. "Hosting Services" means the provision by Novistar of data center hosting facilities and services only for Novistar Programs (or Oracle Financial Programs or Oracle Database Programs pursuant to the terms and conditions of this Addendum) which provides a Customer with the ability to remotely access and use such Novistar Programs (or Oracle Financial Programs or Oracle Database Programs) in the applicable territory for such Customer's business operations. Novistar may only provide Hosting Services with respect to the Oracle Financial Programs as specifically provided in Section
                5.1.2 above. Novistar agrees to be responsible for and to indemnify Oracle for all damages or losses resulting from the breach of this Addendum by Customer. Hosting Services for the Oracle Financial Programs may only be provided by Novistar to a Customer simultaneously in conjunction with providing Hosting Services for the Novistar Programs to the same Customer. Termination of Hosting Services with respect to Novistar Programs for a particular Customer shall automatically mean termination of Hosting Services for the Oracle Financial Programs for such Customer. Oracle shall have the right to audit Novistar to verify that such Hosting Services of Oracle Financial Programs for a particular Customer are being provided in conjunction with Hosting Services for Novistar Programs for the same Customer.
            c. Definition of Hosting Services Fees. "Net Customer Hosting Services Fees" means services fees payable to Novistar by Customers and by Distributors for Hosting Services (including the built-in license fees for Novistar Programs with respect to Hosting Services for Novistar Programs), net of sales, use or other taxes paid. Net Customer Hosting Services Fees shall not include fees for implementation services or technical support services. With respect to Hosting Services for Novistar Programs, if Novistar decouples Hosting Services fees from license fees for such Programs, Novistar shall pay to Oracle both the fees as set forth in Section 5.1.1.a and 5.1.1.b above.
            d. Definition of Outsourcing Services. Outsourcing by Novistar means that Novistar is providing a value-added service to the Customer (i.e. financial, data processing, etc.), employees of Novistar are using the Oracle Financial Programs to provide such value-added service, and Novistar is not merely providing Hosting Services of the Oracle Financial Programs for such Customer.
            e. Definition of Upstream Oil and Gas Industry. "Upstream Oil and Gas Industry" means the acquisition, exploration, exploitation, development, and divestiture of oil and gas properties, and the production and marketing of oil and gas. The Upstream Oil and Gas Industry does not include, without limitation, downstream operations including refining, pipeline/transportation (other than local gathering systems), retail sales, or terminal business.
     5.1.5 Cumulative. The fees payable under Sections 5.1.1, 5.1.2 and 5.1.3 are cumulative and not exclusive, except that the fees payable for Oracle Financial Programs in Sections 5.1.2.c and 5.1.2.d are exclusive and not cumulative.
     5.1.6 Registration Process. Novistar and/or Oracle shall register with the other party, proposed transactions and/or entities with whom transactions may occur pursuant to mutual written agreement (e.g., letter or email) of the applicable sales vice presidents of the parties. Notwithstanding anything to the contrary, the parties agree that the entities listed on Exhibit C (Pre-Registered Entities) and any transactions with such entities shall be deemed to have been registered pursuant to this process. The parties may add entities to Exhibit C upon written agreement (e.g., email or letter) of an executive of sales in each company (vice president and above).
     5.1.7 Hosting and Outsourcing upon Termination of the Financial Hosting Term. Notwithstanding the termination of the Financial Hosting Term, Novistar shall continue to have the right to provide Hosting Services or Outsourcing Services to existing Customers for whom Novistar is providing such Hosting Services or Outsourcing Services on the date of such termination. In addition, with respect to such Customers existing as of the termination of the Financial Hosting Term for whom Novistar is providing Hosting or Outsourcing Services, Novistar shall have the right to buy additional licenses of the Oracle Financial Program licenses only to provide such Hosting or Outsourcing Services for such Customer, provided that Novistar may purchase no more than 30% of the number of licenses Novistar was using to provide Hosting Services or Outsourcing Services for such Customer on the date of such termination of the Financial Hosting Term. Novistar's rights under this Section 5.1.7 shall continue to be governed by the terms and conditions set forth in Section 5.1.2.a.1 through a.7 and Section 5.1.2.b.1 through b.5.

                                                                        Page: 10

     5.1.8 Access to Oracle Financial and Database Programs by Third Parties. Oracle agrees that in connection with Novistar providing hosting or Outsourcing Services to a Customer pursuant to the terms of this Addendum, employees of third party companies or employees of the Customer itself may access and use the Oracle Financial Programs and/or Oracle Database Programs to assist or participate in providing such Hosting or Outsourcing Services so long as Novistar ensures that such access and use by such employees is in accordance with the terms of the Agreement and this Addendum.
     5.1.9 Leasing of Third party Hardware/infrastructure servers. Oracle agrees that Novistar may install the Oracle Financial Programs and/or Oracle Database Programs on third party hardware servers provided that such third parties shall provide hardware/infrastructure services only and may not have any rights under this Addendum.

5.2  THIRD PARTY MATERIALS
     Each party shall have sole responsibility for payment of all royalties and other charges with respect to third party materials included in its software and documentation.

5.3  PAYMENT
     All Sales Support Fees and other fees under this Addendum payable by a party and which are described in this Article V shall be due and payable monthly within forty-five (45) days after the end of the month in which the applicable net fees were received by the applicable party. License, technical support or other fees relating to Oracle Programs or Services obtained by Novistar from Oracle shall be due and payable in accordance with the SLSA.

5.4  REPORTING
     Within thirty (30) days of the last day of each month, each party shall send to the other party a report detailing, for that month, the applicable fees due to the other party under this Addendum as a result of such party's activities pursuant to the terms of this Addendum.

5.5  RECORDS; AUDIT
     Each party shall keep accurate books of account and records pertaining to its activities and revenues and those of its Distributors under the terms of this Addendum. No more than once during any twelve (12) month period, a party (the "auditing party") may, at its sole expense, employ an independent Certified Public Accountant ("ICPA") who is not compensated based on the results of the audit, and who is acceptable to the party being audited (the "audited party"). The ICPA may inspect such books of account and records upon reasonable notice to the party being audited, and at a reasonable time during normal business hours, for the purpose of verifying the applicable fees payable, pursuant to this Addendum, to the party conducting the audit.

     If the audit reveals that the audited party has underpaid fees by more than ten percent (10%) of the total amount of such fees paid by the audited party over the past twelve (12) months, then the audited party shall reimburse the auditing party for the auditing party's reasonable costs of conducting the audit, notwithstanding anything to the contrary in this Section.

     Unless necessary to establish in a court of law the auditing party's right to payment of fees hereunder (in which case the ICPA shall request a protective order), the ICPA (a) shall hold all information obtained in strict confidence; (b) shall not disclose such information to any other person or entity (except the auditing party) without the prior written consent of the audited party; and (c) shall not disclose to the auditing party any information regarding the business of the audited party, other than any noncompliance by the audited party with the fee payment provisions of this Addendum.

5.6  FREEDOM TO DETERMINE CUSTOMER PRICING
     Each party shall be free to determine unilaterally the pricing of all products (including without limitation the products described in this Addendum) and services that such party provides directly to its customers and distributors. Novistar shall have no right to approve or influence the prices charged by Oracle for licenses granted by Oracle to Customers or Distributors for any products or for any services provided by Oracle to Customers or Distributors in connection with such products. Oracle shall have no right to approve or influence the prices charged by Novistar for licenses granted by Novistar to its customers or distributors for any products, including without limitation Novistar Programs, or for any services provided by Novistar to its customers or distributor in connection with such products.

                                                                        Page: 11

ARTICLE VI - SERVICES AND TRAINING

6.1. SERVICES SUBCONTRACT AGREEMENT
     Any cooperative provision of implementation services by the parties shall be subject to the Services Subcontract Agreement attached as Exhibit D (Services Subcontract Agreement) hereto, except as otherwise agreed by the parties in writing. Such Services Subcontract Agreement is deemed executed by virtue of execution of this Addendum. The parties may agree to attach addenda to such Services Subcontract Agreement to address local country legal issues where services are to be performed outside the United States.

6.2  METHODOLOGY
     Oracle shall, upon request from Novistar, provide Novistar with access to its Application Implementation Method ("AIM"). Oracle grants to Novistar a worldwide, nontransferable, nonexclusive, royalty-free license to use AIM for Novistar Programs licensed to Customers. Oracle considers AIM to be highly confidential and to contain proprietary and trade secret information of Oracle. In addition to Novistar's obligations under Section 10.1 (Nondisclosure), Novistar agrees that AIM software and documentation will be kept and used only at Novistar's facilities and at locations where
     Novistar is providing implementation services to its customers.    This
     Section 6.2 shall also apply to any replacement or renamed Oracle application implementation methodology, except for any methodology for which Oracle is obligated to pay royalty fees to a third party.

6.3  RULES OF ENGAGEMENT
     6.3.1 Business Development. Each party's consulting organization shall provide reasonable assistance to the other in cooperative marketing programs, business development, and cooperative sales calls for implementations.
     6.3.2 Ongoing Information Exchange and Training. Each party will provide, in a timely manner, information to the other on new product releases, new product functionality and technical support offerings, and will offer training to the other's consultants on such new developments as early as is commercially reasonable, subject to
            Section 6.5.1 (Internal Training) below.
     6.3.3  Account Access.   Neither party shall impede the other's access to
            any Customer account or potential Customer account.
     6.3.4 Consulting Access. With respect to consulting opportunities with Customers, the parties will pursue such opportunities in good faith as follows:
            a. With respect to implementation services for Oracle Financial Programs not done in connection with Novistar Programs, whether or not Hosting Services are being provided in conjunction with such Programs, and whether or not such Hosting Services are being provided by Novistar or Oracle, Oracle will be given the first right to present a proposal to the Customer to perform such implementation services.
            b. With respect to implementation services for both Novistar Programs and Oracle Financial Programs where no Hosting Services or Outsourcing Services are being provided in conjunction with such Programs, Oracle will be given the first right to present a proposal to the Customer to perform implementation services for the Oracle Financial Programs, and Novistar will be given the first right to present a proposal to the Customer to perform implementation services for Novistar Programs.

6.4  TRAINING
     6.4.1  Internal Training.
            a.  Novistar shall:
                       i. Provide, using commercially reasonable efforts, up to fifteen (15) days of instructor-led training on Novistar Programs at Novistar's expense and at a Novistar training site, which training shall be used by Oracle within one (1) year of the Effective Date.

                                                                        Page: 12

                       ii. Provide to Oracle personnel a discount of twenty
                           percent (20%) off Novistar's education products.
            b.  Oracle shall:
                       i. Provide, using commercially reasonable efforts, up to fifteen (15) days of instructor-led training on the Oracle Financial Programs at Oracle's expense and at an Oracle training site, which training shall be used by Novistar within one (1) year of the Effective Date.
                       ii. Provide to Novistar personnel a discount of twenty
                           percent (20%) off Oracle's education products.
     6.4.2 Customer Training. Each party may provide training to Customers for its respective products.

ARTICLE VII - TECHNICAL SUPPORT

7.1  TECHNICAL SUPPORT FOR PROGRAMS
     7.1.1 Novistar Programs. Novistar shall provide technical support to Customers for Novistar Programs.
     7.1.2 Oracle Financial Programs. Oracle shall provide technical support to Customers for the Oracle Financial Programs.
     7.1.3 Bug Fixes. The parties shall provide bug-fixes and patches for their respective programs in a manner consistent with the parties' respective support practices and systems.

7.2  INTERNAL DEVELOPER TECHNICAL SUPPORT
     During the term of this Addendum, Oracle shall provide Technical Support services, at Oracle's standard Technical Support fees for the Oracle Financial Programs, to Novistar internal development personnel via Oracle Worldwide Support services. In connection with Novistar's integration activities, Novistar shall provide Technical Support services, at Novistar's standard Technical Support fees for Novistar Programs, to Oracle internal development personnel. For any Technical Support Updates to the Oracle Financial Programs or Novistar Programs, each party shall ship to the address written in the preamble of this Addendum (or to such other address as the receiving party may designate in writing) one Technical Support Update copy for each operating system.

7.3  EXTENDED SUPPORT
     Each party shall provide Technical Support services for its products to its Customers for so long as there are commitments for Technical Support services to Customers.

ARTICLE VIII - TERM AND TERMINATION

8.1  TERM
     8.1.1 Financial Hosting Term. Sections 4.1, 4.2, 5.1.1, 5.1.2, 5.1.6 and Articles II, VI and VII of this Addendum ("Financial Hosting Sections") shall become effective on the Effective Date and shall remain in effect for three (3) years thereafter, unless sooner terminated as specified in Section 8.2 below (the "Financial Hosting Term"). The term of the Financial Hosting Term may be renewed by written agreement of the parties for successive one (1)-year terms. In that regard, Oracle and Novistar will meet on or before 10 business days after the anniversary of this Addendum to discuss whether the Financial Hosting Term shall be extended for a successive one (1)-year term, and within 30 days after such meeting, each party shall jointly issue a memorandum of intent indicating whether or not they intend to renew the Financial Hosting Term for an additional one (1)-year term, and if either party's memorandum indicates an intent not to renew the Financial Hosting Term, then such Financial Hosting Sections shall terminate. If the Financial Hosting Term is renewed for an additional one (1)-year term, the parties shall meet again on or before 10 business days after the second anniversary of this Addendum to discuss whether the Financial Hosting Term shall again be extended, and such annual meetings shall continue as described above unless the Financial Hosting Term is terminated or will not be renewed pursuant to a prior meeting and memorandum. Any renewal shall be subject to Oracle's standard terms and fees in effect at such time. Upon termination of the Financial Hosting Term, the Financial Hosting Sections shall be terminated, except that the terms and conditions set forth in Section 5.1.2 a.1 through a.7 and Section 5.1.2 b.1 through b.5 shall survive such termination for purposes of Section 5.1.7 above.
     8.1.2 Addendum Term. Except as provided in Section 8.1.1 above, this Addendum shall become effective on the Effective Date and shall remain in effect so long as Novistar owns the Novistar Programs and provides Hosting Services or Outsourcing Services for such Novistar Programs and uses the Oracle Database Programs in conjunction with providing such Hosting and/or Outsourcing Services, unless sooner terminated as specified in Section 8.2 below.

8.2  TERMINATION
     8.2.1 Termination for Cause. Either party may terminate the Financial Hosting Services or this Addendum for cause if it notifies the other in writing. A party may avoid termination after receiving such notice if it demonstrates within sixty (60) days after receiving such notice that (a) it has not materially breached this Addendum,
            (b) that the notifying party does not have cause under Section 8.2.2 below, (c) that it has cured the

                                                                        Page: 13
            breach or cause, or (d) that it has commenced remedying the breach or cause in good faith within such 60-day period, and such party continues to make good-faith efforts to remedy the breach or cause. In no case may the recipient of a termination notice avoid termination if it fails to remedy a breach or cause within one hundred eighty (180) days after the written notice.
     8.2.2 Causes. For purposes of this Section 8.2 only, "cause" shall be the following:
            a. Failure to fully and timely comply with any material provision of this Addendum or of any exhibit or attachment hereto.
            b. The filing of any voluntary or involuntary petition in
               bankruptcy, or any similar law, by or against a party, which is not dismissed within forty-five (45) days of filing.
            c. An infringement by either party of a third-party intellectual property right which impedes either party's ability to meet its obligations under this Addendum with respect to its programs, as specified in Section 9.2 (Infringement Indemnity) below.
            The parties shall endeavor to resolve any dispute over whether a material breach or cause has occurred in accordance with Section 2.3 (Dispute Resolution) above. The parties agree that the failure to comply with the obligations in Article II will not be deemed a material breach hereunder so long as the party failing to comply uses commercially reasonably efforts to remedy such failure.
     8.2.3 Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition, and resumes its performance as soon as possible. The other party may terminate this Addendum if such condition continues for a period of one hundred eighty (180) days.

     8.2.4 Termination. This Addendum may be terminated by mutual written agreement of the parties hereto.

8.3  EFFECT OF TERMINATION
     Upon termination or expiration of this Addendum, all rights and obligations of the parties under this Addendum shall cease, except as provided in this
     Article VIII. Termination of this Addendum shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve either party of its obligation to pay all fees that have accrued or are otherwise owed by it to the other party under this Addendum. The parties' rights and obligations under Articles VIII (Term and Termination), IX (Limited Warranty, Infringement Indemnity and Limitation of Liability) and X (General), and Sections 4.5 (Archival Copies; No Reverse Engineering), 4.6 (Ownership) and 5.2 (Third Party Materials), as well as those other Sections reasonably required to allow the parties to exercise their post-termination rights hereunder, shall survive expiration or termination of this Addendum.

8.4  APPLICABILITY
     This Article VIII shall not supersede Article IV of the SLSA, and shall apply to activities governed only by this Addendum.

ARTICLE IX - LIMITED WARRANTY, INFRINGEMENT INDEMNITY, AND LIMITATION OF
LIABILITY

9.1  LIMITED WARRANTIES AND EXCLUSIVE REMEDIES
     9.1.1  Limited Warranties.
            a.  Media Warranty.   Each party warrants the tapes, diskettes or
                other media to be free of defects in materials and workmanship under normal use for 90 days from delivery to the other party.
            b. Services Warranty. Each party warrants that its technical support and consulting services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from performance of service.
     9.1.2 DISCLAIMER. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                                                        Page: 14

     9.1.3. Exclusive Remedies. For any breach of the warranties contained in
            Section 9.1.1 (Limited Warranties) above, the warranting party's exclusive liability, and the other party's exclusive remedy, shall be:
            a.  For Media. The replacement of defective media.
            b. For Services. The reperformance of the services, or if the warranting party is unable to perform the services as warranted, the other party shall be entitled to recover the fees paid to the warranting party for the unsatisfactory services. In addition, if a Customer notifies Oracle that consulting services performed in the course of services relating to the Novistar Programs fail to conform with a services warranty provided by Oracle to the Customer (similar to the services warranty stated in Section 9.1.1 (Limited Warranties) above), and Oracle and Novistar agree that the services provided by Oracle to the Customer fail to conform with such warranty and that such failure is caused by the failure of services provided by Novistar to conform with the warranty stated in Section 9.1.1 (Limited Warranties) above), the parties shall cooperate in reperforming the services and Oracle shall be entitled to recover any costs incurred by it in assisting with such reperformance (including without limitation costs associated with Oracle's performance of non-billable or only partially billable services or reassignment of personnel). Any disagreements between the parties arising under this paragraph shall be referred to dispute resolution under Section 2.3 (Dispute Resolution) above.

9.2  INFRINGEMENT INDEMNITY
     a. Each party ("Provider") will defend and indemnify the other party ("Recipient") against a claim that any information, design, specification, instruction, software, data, or material ("Material") furnished by the Provider and used by the Recipient infringes a copyright or patent, provided that: (a) the Recipient notifies the Provider in writing within thirty (30) days after the Recipient becomes aware of the claim; (b) the Provider has sole control of the defense and all related settlement negotiations; and (c) the Recipient furnishes the Provider with the assistance, information, and authority reasonably necessary to perform the above. The Provider shall reimburse reasonable out-of-pocket expenses incurred by the Recipient in providing such assistance. b. The Provider shall have no liability for any claim of infringement resulting from: (a) the Recipient's use of a superseded or altered release of some or all of the Material, if infringement would have been avoided by the use of a subsequent unaltered release of the Material which is provided to the Recipient; or (b) any Material not furnished by the Provider.
     c. In the event that some or all of the Material is held, or is believed by the Provider, to infringe, the Provider shall have the option, at its expense, (a) to modify the Material to be non-infringing; (b) to obtain for the Recipient a license to continue using the Material; or (c) if neither (a) nor (b) can be accomplished in a commercially reasonable manner, to terminate all licenses for the infringing Material, and require return of such Material from the Recipient. If such termination and return materially impede either party's ability to meet its obligations under this Addendum with respect to the Oracle Financial Programs or the Novistar Programs, then the infringement shall be deemed a material breach of this Addendum, and the Recipient may terminate this Addendum as set forth in Section 8.2 (Termination) above, subject to the Provider's right to cure as specified in that Section. THIS SECTION 9.2 STATES THE PARTIES' ENTIRE LIABILITY AND EXCLUSIVE REMEDY FOR INFRINGEMENT.

9.3  LIMITATION OF LIABILITY
     IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY'S LIABILITY FOR DIRECT DAMAGES HEREUNDER SHALL EXCEED THE GREATER OF (A) ONE MILLION DOLLARS ($1,000,000) AND (B) ANY UNPAID FEES ACCRUED AND OWED TO A PARTY (INCLUDING THOSE ACCRUED AND OWING DURING THE PENDENCY OF ANY ACTION).

                                                                        Page: 15

     The provisions of this Article IX allocate the risks under this Addendum between Novistar and Oracle, and are an intrinsic part of the bargain between the parties. The fees provided for in this Addendum reflect this allocation of risks and the limitation of liability specified herein.

     This Section 9.3 applies to limitation of liability under only this Addendum. Liability by either party under the SLSA shall be governed by only Section 7.5 of the SLSA.

ARTICLE X - GENERAL

10.1 NONDISCLOSURE
     It is expected that the parties may disclose to each other certain information which may be considered confidential and trade secret information ("Confidential Information"). Confidential Information shall include: (a) the Novistar Programs, any other Novistar programs licensed to Oracle hereunder, the Oracle Programs, the Oracle Method, the Oracle Application Implementation Method, the Oracle AIM for Vertical Markets, and other methodologies of either party; (b) any Documentation or other user or developer documentation to which either party may have access in connection with this Addendum; (c) product designs and specifications, release management and version control standards, localization support requirements, technical reference manuals and information concerning product strategy; (d) customer lists and marketing plans; (e) Confidential Information disclosed by either party in writing that is marked as confidential at the time of disclosure; or (f) Confidential Information disclosed by either party in any other manner, which is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving party within thirty (30) days of the disclosure.

     Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the receiving party's possession before receipt from the party providing such Confidential Information; (c) is rightfully received by the receiving party from a third party without any duty of confidentiality; (d) is disclosed to a third party by the party providing the Confidential Information without a duty of confidentiality on the third party; (e) is independently developed by the other party; or (f) is disclosed under operation of law.
     All Confidential Information owned solely by one party and disclosed to the other party shall remain solely the property of the disclosing party. The parties agree, both during the term of this Addendum and for a period of five (5) years after termination or expiration of this Addendum (except Source Materials, to which the obligations stated in this Section above shall apply perpetually) to hold each other's Confidential Information in confidence and to protect the disclosed Confidential Information by using the same degree of care to prevent the unauthorized use, dissemination or publication of the Confidential Information as they use to protect their own confidential information of a like nature. The receiving party will limit disclosure of the disclosing party's Confidential Information to the receiving party's employees who have a need to know and who have signed written agreements enabling the receiving party to fully comply with its obligations hereunder. The receiving party shall not make the disclosing party's Confidential Information available in any form to any third party, except third parties with a need to know and with which the receiving party has written agreements in place enabling the receiving party to fully comply with its obligations hereunder; contractors with a need to know and with which the receiving party has written agreements in place enabling the receiving party to fully comply with its obligations hereunder; legal counsel; and auditors. Neither party will use the other's Confidential Information for any purpose other than the implementation of this Addendum.

10.2 INDEPENDENT DEVELOPMENT/FREEDOM OF ACTION
     Each party acknowledges that the other party is in the software development business. Except as otherwise provided in the Asset Purchase Agreement dated February 16, 2000 between the parties, neither party shall be precluded from developing, using, marketing, licensing, and/or selling any independently developed software which has the same or similar functionality as any product owned or distributed by the other, so long as such activities do not infringe the Intellectual Property Rights of the other party or Section 10.1 (Nondisclosure) above.

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

10.3 PUBLICITY
     The parties will work together to coordinate the timing and content of their press releases and other public statements concerning this Addendum and related matters, to ensure that their message to the marketplace on such matters is unified and consistent. In no case shall either party (i) disclose to any third party the pricing or fees or any other specific details of this Addendum without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as required by law in order to enforce its rights under this Addendum, or (ii) issue a formal public statement using a Customer's name without the Customer's prior written consent.

10.4 EQUITABLE RELIEF
     Each party agrees that any breach of its obligations under this Addendum may cause the other party irreparable injury for which there are inadequate remedies at law and that, in such event, the non breaching party shall be entitled to equitable relief in addition to all other remedies available to it.

10.5 INTERPRETATION
     This Addendum, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Addendum. Each party has been represented by experienced and knowledgeable legal counsel. The provisions of this Addendum shall be interpreted in a reasonable manner to effect the purposes of the parties and this Addendum.

10.6 COUNTERPARTS
     This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NOVISTAR, INC.                              ORACLE CORPORATION


By: /s/ Thomas M. Ray III                   By: /s/ Ian Thacker
   ----------------------------                -----------------------------
Name: Thomas M. Ray III                     Name: Ian Thacker
     --------------------------                  ---------------------------
Title: President and CEO                    Title: Senior Vice President
      -------------------------                   --------------------------

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